Exhibit 99.1

K12 Inc. Reports Fourth Quarter and Full Year 2009 Results

K12's Annual Operating Income Increases 72% on 39% Revenue Growth

HERNDON, Va.--(BUSINESS WIRE)--September 9, 2009--K12 Inc. (NYSE:LRN), a leading provider of proprietary, technology-based curriculum and education services created for online delivery to students in kindergarten through 12th grade, today announced its results for the fourth quarter and fiscal year 2009.

Ron Packard, Chief Executive Officer of K12 Inc. stated, “2009 was a year in which the Company progressed on many fronts including the continued expansion into new states, the rapid growth in high school enrollment and the expansion of our international academy.”

Revenues for fiscal year 2009 (FY 2009) grew to $315.6 million, an increase of 39.5 percent over the prior year, primarily due to strong enrollment growth. EBITDA increased 68.8 percent to $43.2 million for the full year FY 2009 over the same period in the prior year. Net income for the year was $12.3 million as compared to net income of $33.8 million in the same period in the prior year. Net income for the full year fiscal year 2008 (FY 2008), excluding the $27.0 million tax benefit, would have been $6.8 million. Operating income improved to $22.3 million, an increase of 71.7 percent as compared to the full year FY 2008.

“We are especially pleased with these results given the strong economic headwinds we faced,” said John Baule, Chief Operating Officer and Chief Financial Officer of K12 Inc.

For the year ended June 30, 2009

  Revenues were $315.6 million, an increase of $89.3 million or 39.5 percent, as compared to revenues of $226.2 in FY 2008. Average enrollments for FY 2009 were 54,962, an increase of 34.5 percent over the same period FY 2008.
  Operating income was $22.3 million, an increase of $9.3 million or 71.7 percent, as compared to operating income of $13.0 million in FY 2008. Operating margins increased to 7.1 percent of revenue, representing a gross increase of 1.3 percentage points, as compared to 5.8 percent for FY 2008.
  Income tax expense was $9.6 million, representing an effective tax rate of 45.1 percent. The income tax benefit in FY 2008 was $21.1 million, due to a $27.0 million reversal of the valuation allowance on net deferred tax assets. Had that reversal not occurred, the Company would have recorded an income tax expense of $6.8 million, representing an effective tax rate of 46.6% for FY 2008.
  Net income was $12.3 million as compared to net income of $33.8 million in FY 2008. Net income in FY 2008, excluding the $27.0 million tax benefit, would have been $6.8 million.
  Diluted net income per share in FY 2009 was $0.42. On a pro forma basis, excluding the income tax benefit of $27.0 million and assuming the conversion of preferred stock, diluted net income per share for FY 2008 would have been $0.26.
  EBITDA was $43.2 million, an increase of $17.6 million or 68.8 percent, as compared to EBITDA of $25.6 million in FY 2008. EBITDA as a percentage of revenue improved to 13.7 percent, representing a gross increase of 2.4 percentage points, as compared to 11.3 percent in FY 2008.

For the three months ended June 30, 2009

  Revenues for the fourth quarter were $72.2 million, an increase of $15.7 million or 27.8 percent, as compared to revenues of $56.5 million for the fourth quarter of FY 2008. Average enrollments for the fourth quarter were 52,563, an increase of 31.3 percent over the fourth quarter of FY 2008.
  Operating loss for the fourth quarter was ($0.3) million as compared to an operating loss of ($0.7) millions for the fourth quarter of FY 2008.
  Income tax benefit for the fourth quarter was $0.1 million. The income tax benefit for the fourth quarter in FY 2008 was $17.7 million. This reflects a $17.3 million tax benefit from the reversal of the valuation allowance on net deferred tax assets. Had that reversal not occurred, the Company would have recorded an income tax benefit of $0.4 million for the fourth quarter FY 2008.
  Net loss for the fourth quarter was ($0.7) million as compared to net income of $17.1 million for the fourth quarter of FY 2008. In FY 2008, excluding the $17.3 million tax benefit, net income for the fourth quarter of FY 2008 would have been a net loss of ($0.2) million.
  Diluted net loss per share for the fourth quarter of FY 2009 was ($0.02). On a pro forma basis, excluding the income tax benefit of $17.3 million, diluted net loss per share for the fourth quarter of FY 2008 would have been ($0.01).
  EBITDA for the fourth quarter was $5.7 million, an increase of $2.7 million or 89.3 percent, as compared to EBITDA of $3.0 million for the fourth quarter of FY 2008. EBITDA as a percentage of revenue was 7.8 percent, representing a gross increase 2.5 percentage points, as compared to 5.3 percent for the fourth quarter of FY 2008.

Cash and Capital Expenditures

  As of June 30, 2009, the Company had cash and cash equivalents of $49.5 million and net operating loss carryforwards of $68.3 million.
  Capital expenditures for the full year ended June 30, 2009 were $27.9 million, primarily due to $13.9 million for investments in capitalized curriculum and $13.9 million in property and equipment. In addition, the Company financed equipment purchases of $16.0 million through capital leases of which $9.1 million of payments were made for the fiscal year ended June 30, 2009. These financed purchases were primarily for computers and software for use by students.

Conference Call

The Company will discuss the fourth quarter and full year 2009 financial results during a conference call scheduled for September 9, 2009 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.K12.com through the investor relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors should dial 888-396-2298 (domestic) or 617-847-8708 (international) at 8:20 a.m. (ET). The participant passcode is 58225971.

A replay of the call will be available starting on September 9, 2009, through September 16, 2009, at 888-286-8010 (domestic) or 617-801-6888 (international) passcode 52143613. It will also be archived at www.k12.com in the investor relations section for 60 days.

K12 INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30,
	2009	2008
	(In thousands, except per share data)

ASSETS
Current assets
Cash and cash equivalents	$49,461	$71,682
Restricted cash and cash equivalents	2,500	—
Accounts receivable, net of allowance of $1,555 and $1,458 at June 30, 2009 and
June 30, 2008, respectively	52,532	30,630
Inventories, net	32,052	20,672
Current portion of deferred tax asset	3,888	8,344
Prepaid expenses	7,810	3,648
Other current assets	3,454	1,158
Total current assets	151,697	136,134
Property and equipment, net	37,860	24,536
Capitalized curriculum development costs, net	31,649	21,366
Deferred tax asset, net of current portion	14,619	12,749
Goodwill	1,825	1,754
Deposits and other assets	2,526	785
Total assets	$240,176	$197,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,366	$14,388
Accrued liabilities	7,329	4,684
Accrued compensation and benefits	8,291	10,049
Deferred revenue	3,389	3,114
Current portion of capital lease obligations	10,240	6,107
Current portion of notes payable	1,034	413
Total current liabilities	40,649	38,755
Deferred rent, net of current portion	1,699	1,640
Capital lease obligations, net of current portion	9,222	6,445
Notes payable, net of current portion	1,906	196
Total liabilities	53,476	47,036

Commitments and contingencies
Minority interest	4,414	—

Stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares
authorized; 29,290,486 and 27,944,826 shares issued and
outstanding at June 30, 2009 and June 30, 2008, respectively	3	3
Additional paid-in capital	343,304	323,621
Accumulated deficit	(161,021)	(173,336)
Total stockholders’ equity	182,286	150,288
Total liabilities and stockholders’ equity	$240,176	$197,324

K12 INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2009	2008	2009	2008

Revenues	$72,166	$56,475	$315,573	$226,235

Cost and expenses
Instructional costs and services	44,375	32,462	196,976	131,282
Selling, administrative, and other operating expenses	25,494	22,712	86,683	72,393
Product development expenses	2,560	2,021	9,575	9,550

Total costs and expenses	72,429	57,195	293,234	213,225

Income (loss) from operations	(263)	(720)	22,339	13,010
Interest (expense) income, net	(464)	88	(982)	(295)

Income (loss) before income tax (expense) benefit and minority interest	(727)	(632)	21,357	12,715
Income tax benefit (expense), net	13	17,735	(9,628)	21,058

Income (loss) before minority interest	(714)	17,103	11,729	33,773
Minority interest, net of tax	48	—	586	—

Net income (loss)	(666)	17,103	12,315	33,773
Dividends on preferred stock	—	—	—	(3,066)
Preferred stock accretion	—	—	—	(12,193)

Net income (loss) attributable to common stockholders	$(666)	$17,103	$12,315	$18,514

Net income (loss) attributable to common stockholders per share:
Basic	$(0.02)	$0.62	$0.43	$1.18

Diluted	$(0.02)	$0.59	$0.42	$1.10

Weighted average shares used in computing per share amounts:
Basic	29,000,514	27,793,003	28,746,188	15,701,278

Diluted	29,000,514	29,125,372	29,639,974	16,850,909

K12 INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2009	2008	2007
	(In thousands)

Cash flows from operating activities
Net income	$12,315	$33,773	$3,865
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	20,835	12,568	7,404
Stock based compensation expense	2,790	1,464	218
Excess tax benefit from stock-based compensation	(6,998)	—	—
Deferred income taxes	9,584	(21,093)	—
Provision for (reduction of) doubtful accounts	97	867	(852)
Provision for inventory obsolescence	149	407	95
Provision for (reduction of) student computer shrinkage and obsolescence	243	162	(48)
Impairment of capitalized curriculum development cost	261	—	—
Minority interest, net of tax	(586)	—	—
Changes in assets and liabilities:
Accounts receivable	(21,999)	(15,322)	(3,154)
Inventories	(11,529)	(7,275)	(2,790)
Prepaid expenses	(4,162)	(2,403)	(763)
Other current assets	(3,226)	47	(255)
Deposits and other assets	(1,828)	(104)	(322)
Accounts payable	(4,022)	7,375	579
Accrued liabilities	2,645	1,557	(824)
Accrued compensation and benefits	(1,758)	3,828	1,100
Deferred revenue	275	(273)	1,224
Deferred rent	59	(44)	86

Net cash (used in) provided by operating activities	(6,855)	15,534	5,563

Cash flows from investing activities
Purchase of property and equipment	(13,939)	(6,476)	(5,366)
Purchase of domain name	(16)	(250)	—
Cash (invested in) released from restricted cash and cash equivalents	(2,500)	—	2,332
Acquisition of Power-Glide	—	(119)	—
Capitalized curriculum development costs	(13,931)	(11,669)	(8,683)

Net cash used in investing activities	(30,386)	(18,514)	(11,717)

Cash flows from financing activities
Cash received from issuance of common stock, net of underwriters commission	—	74,493	—
Cash received from issuance of common stock — Regulation S transaction	—	15,000	—
Deferred initial public offering costs	—	(3,954)	—
Net (repayments on) borrowings from revolving credit facility	—	(1,500)	1,500
Repayments on notes payable — related party	—	—	(4,025)
Repayments on capital lease obligations	(9,133)	(4,767)	(1,384)
Repayments on notes payable	(804)	(180)	(62)
Proceeds from notes payable	3,135	408	441
Proceeds from minority interest contribution	5,000	—	—
Proceeds from exercise of stock options	9,824	1,485	292
Excess tax benefit from stock based compensation	6,998	—	—
Payment of cash dividend — Preferred Stock	—	(6,406)	—
Bank overdraft	—	(1,577)	1,577

Net cash provided by (used in) financing activities	15,020	73,002	(1,661)

Net change in cash and cash equivalents	(22,221)	70,022	(7,815)

Cash and cash equivalents, beginning of year	71,682	1,660	9,475

Cash and cash equivalents, end of year	$49,461	$71,682	$1,660

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income (loss) minus interest income, minus income tax benefit, minus minority interest benefit, plus interest expense, plus income tax expense, plus minority interest expense and plus depreciation and amortization. Interest income consists primarily of interest earned on short-term investments or cash deposits. Interest expense consists primarily of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax payments.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA as a measurement of operating performance, because it assists us in comparing our performance on a consistent basis, as it removes depreciation, amortization, interest and taxes. We also use EBITDA in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

The following table provides a reconciliation of net income (loss) to EBITDA including minority interest

(in thousands)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income (loss)	$(666)	$17,103	$12,315	$33,773
Interest expense (income), net	464	(88)	982	295
Income tax expense (benefit), net	(13)	(17,735)	9,628	(21,058)
Minority interest, net of tax	(48)	-	(586)	-
Depreciation and amortization	5,921	3,709	20,835	12,568
EBITDA	$5,658	$2,989	$43,174	$25,578

Pro Forma Net Income (Loss) per Share

On December 18, 2007, the Company completed an initial public offering in which it sold 4,450,000 shares of common stock. Concurrently with the completion of the offering was the automatic conversion of outstanding preferred shares into 19,879,675 common shares. Also concurrent with the IPO, the Company paid dividends of $6.4 million on its Series C preferred stock. The Company has provided pro forma net income (loss) per basic and diluted share for the three months and year ended June 30, 2008 in this release, in addition to providing financial results in accordance with GAAP. The pro forma net income (loss) per basic and diluted share reflects the following for all periods presented: (i) weighted average effect of the IPO shares, (ii) elimination of preferred stock dividends, (iii) elimination of preferred stock accretion, (iv) conversion of the preferred shares to common shares as of the beginning of the period, and (v) elimination of the income tax benefit from the reversal of the deferred tax asset valuation allowance. The Company believes pro forma income (loss) per basic and diluted share provides useful information to investors by reflecting income (loss) per share on a more representative basis with future operations.

The following table provides a reconciliation of pro forma net income (loss) per share to the Company’s actual results under GAAP for the three months and year ended June 30, 2008 as follows:

(in thousands, except share and per share data)

	Three Months ended			Year ended
	June 30, 2008			June 30, 2008
	As Reported	Adjustments	Pro forma	As Reported	Adjustments	Pro forma
Income (loss) before income tax expense	$(632)	$—	$(632)	$12,715	$—	$12,715

Income tax benefit (expense), net	17,735	(17,302)	433	21,058	(26,986)	(5,928)

Net income (loss)	17,103	(17,302)	(199)	33,773	(26,986)	6,787
Less preferred stock accretion	—	—	—	12,193	(12,193)	—
Less preferred stock dividends	—	—	—	3,066	(3,066)	—

Net income (loss) available to common stockholders	$17,103	$(17,302)	$(199)	$18,514	$(11,727)	$6,787

Net income (loss) per common share:
Basic	$0.62		$(0.01)	$1.18		$0.27
Diluted	$0.59		$(0.01)	$1.10		$0.26

Weighted average common shares outstanding:
Basic	27,793,003		27,793,003	15,701,278	9,288,045	24,989,323
Diluted	29,125,372		27,793,003	16,850,909	9,288,045	26,138,954

About K12

K12 Inc. (NYSE: LRN) is a leading provider of proprietary, technology-based curriculum and online education programs to students in grades K-12. K12 provides its curriculum and academic services to online schools, traditional classrooms, blended school programs, and directly to families. K12 Inc. also operates the K12 International Academy, an accredited, diploma-granting online private school serving students worldwide.

K12's mission is to provide any child the curriculum and tools to maximize success in life, regardless of geographic, financial, or demographic circumstances. K12 Inc. is accredited through the Commission on International Trans-Regional Accreditation (CITA), which recently joined AdvancED, the world's largest education community. K12 is the largest national K-12 online school provider to be recognized by CITA. More information can be found at www.K12.com.

K12(R) is a registered trademark and the K12 logo, xPotential and Unleash the xPotential are trademarks of K12 Inc.

CONTACT:
K12 Inc.
Investor:
Keith Haas, 703-483-7077
SVP, Finance and Investor Relations
khaas@k12.com
or
Press:
Jeff Kwitowski, 703-483-7281
VP, Public Relations
jkwitowski@k12.com